Exhibit 10.2

November 3, 2026

Artur Bergman

Re:    Amended and Restated Employment Offer Letter

Dear Artur:

Fastly, Inc. (“Fastly” or the “Company”) is pleased to offer you continued full-time employment as Chief Technology Officer (“CTO”) pursuant to the terms set forth in this offer letter agreement (the “Agreement”). The Agreement amends and restates your initial offer letter agreement, dated May 3, 2019, and the modifications to the letter agreement, dated February 19, 2020 and November 2, 2023 (collectively, the “Prior Offer Letter”). Capitalized terms will have the definitions and meanings set forth herein.

1.     Duties and Reporting Relationship. As CTO, you will continue to report directly to the Company’s Chief Executive Officer (the “CEO”). You will be responsible for advising the CEO and leadership team on key decisions and strategy; working and meeting with prospects and customers when requested; providing corporate development, product, engineering, infrastructure, recruiting, and sales advice and support; speaking on behalf of the Company both externally and internally; and other duties as our business needs dictate. As a full‑time, salaried, exempt employee, you will be expected to work the Company’s normal business hours and additional hours as required by your job duties, and you will not be eligible for overtime pay. You will work primarily out of the Company’s office in Denver, Colorado. The Company may change your position, reporting relationship, duties and work location from time to time in its discretion, subject to the other terms in this Agreement.

2.     Base Salary. From the date hereof until December 31, 2026, your base salary shall remain $500,000. Effective January 1, 2027, you will be paid a base salary at an annual rate of $1.00, to be in effect for calendar years 2027, 2028, and 2029. The Board of Directors of the Company (the “Board”) or its Talent and Compensation Committee (the “Committee”) will reevaluate, and may adjust, your base salary for 2030 and future years.

3.    Bonus. From the date hereof until December 31, 2026, you will remain eligible for an annual bonus for 2026 performance with a target amount of $165,000, payable in the form of RSUs covering shares of the Company’s Class A Common Stock (such bonus, the “2026 Bonus Award”), pursuant to the terms of the Company’s 2026 Bonus Plan, as previously approved by the Committee. The 2026 Bonus Award shall be subject to achievement of the performance objectives as previously approved by the Board or Committee and certification by the Board or Committee of such achievement thereof. Effective January 1, 2027, you will be eligible to earn an annual target bonus equal to $272,500 (the “Annual Target Bonus”) subject to the terms and conditions of the Company’s bonus plan, including any plan rules/requirements relating to a particular period, in effect from time to time. The Annual Target Bonus amount shall continue in effect for calendar years 2028 and 2029. The bonus payment shall be subject to applicable deductions and withholdings, paid in either cash or equity at the determination of the Board or Committee. Except as otherwise contemplated herein, the Annual Target Bonus will be paid on the same terms as generally applicable to other senior executives of the Company for such year, and subject to the terms and conditions of the Company’s bonus plan and the Company’s 2019 Equity Incentive Plan (the “2019 Plan”) or any successor plan in effect at the time, including the determination by the Board or Committee of any performance objectives and achievement levels generally applicable to other senior executives of the Company for such year. The Board or Committee will reevaluate, and may adjust, your bonus opportunity for 2030 and future years.
4.     Standard Benefits and Paid Time Off. You will remain eligible to participate in all benefits which Fastly makes generally available to its regular full‑time employees in accordance with the terms and conditions of the benefit plans and Company policies, including health insurance, dental insurance, paid time off and holidays. The Company reserves the right to modify or cancel any or all of its benefit programs at any time. Further details about Fastly’s benefit plans are available for your review in the benefit Summary Plan Documents.

5.     Equity Compensation.

(a)    Outstanding Equity Awards. Prior to the date hereof, the Company granted you options to purchase shares of the Company’s Class A common stock (collectively, the “Options”) and RSUs pursuant to the 2019 Plan or the Company’s 2011 Equity Incentive Plan (the “2011 Plan”), and all such previously granted equity awards shall continue to be governed by the terms of the applicable grant agreements and the 2019 Plan or 2011 Plan, as applicable.
(b)    Annual Target Long-Term Incentive Award. Subject to the approval of the Board or Committee, you will be granted an annual target long-term incentive award covering shares of the Company’s Class A common stock for the calendar years 2027, 2028, and 2029. Each annual long-term incentive award will have a total target value on the date of grant equal to approximately $6,250,000 (“LTI Target”), with total target value determined in accordance with the Company’s standard policy, as in effect from time to time. The terms and conditions of the annual long-term incentive award, including the type of equity award, vesting, settlement, and forfeiture terms, will be determined by the Board or Committee and in each case will be consistent with those applicable to the Chief Executive Officer for such year. The long-term incentive award will be subject to the provisions of the 2019 Plan or any successor plan in effect as of the time of grant, and related award agreements, which will be consistent with the applicable award agreements for the Chief Executive Officer. The Board or Committee will reevaluate, and may adjust, your annual long-term incentive award opportunity for 2030 and future years.

6.     Expenses. During your employment, your reasonable, documented business expenses will be reimbursed by the Company in accordance with its standard policies and practices. You will also receive on an annual basis reimbursement for your employment-related air travel (“Travel Reimbursement”) not to exceed $544,999, for each of the calendar years 2027, 2028, and 2029. Such Travel Reimbursement will be limited to your business travel. Any portion of the annual Travel Reimbursement that is unused will be forfeited at the end of the year. You agree to comply with any policies and procedures that the Company may establish in order to ensure compliance with the rules and regulations of the Federal Aviation Administration regarding the use of private aircraft as well as any disclosure obligations of the Securities and Exchange Commission. The Board or Committee will reevaluate, and may adjust, your Travel Reimbursement opportunity for 2030 and future years.

7.     Confidentiality, Arbitration and Policies. Your signed Employee Confidential Information and Inventions Assignment Agreement (attached as Exhibit A) and Arbitration Agreement (attached as Exhibit B) remain in full force and effect. In addition, you will continue to abide by all applicable Fastly policies and procedures as may be in effect from time to time, including but not limited to its employment policies, and from time to time you will be required to acknowledge in writing that you have reviewed and will comply with the Company’s policies. Furthermore, the Company will consider reasonable modifications to its insider trading policy to allow for non‑margin pledging of shares.

8.     At‑Will Employment Relationship. Your employment remains at‑will, which means that your employment is not for any fixed period of time, and it is terminable at‑will. Thus, either you or the Company may terminate your employment relationship at any time, with or without cause, and with or without advance notice. Although not required, the Company requests that you provide at least 30 days’ advance written notice of your resignation, to permit you and the Company to arrange for a smooth transition of your workload and attend to other matters relating to your departure.

9.     Severance Benefits.

(a)    Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason During the Change of Control Period. If, within the period commencing three (3) months prior to a Change of Control and ending eighteen (18) months following a Change of Control (the “Change of Control Period”): (i) you terminate your employment with the Company (or any parent or subsidiary of the Company) for “Good Reason”; or (ii) the Company (or any parent or subsidiary of the Company) terminates your employment for other than “Cause”, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A‑1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and subject to the conditions in Section 9(d) below, the Company will provide you with the following severance benefits (the “CIC Severance Benefits”):

(i)    Cash Severance. You will receive cash severance in an amount equal to the sum of: (1) twenty‑four (24) months of your reference base salary of $545,000 per year; and (2) one (1) times your target annual bonus of $272,500 (the “CIC Cash Severance”). The CIC Cash Severance will be paid in one lump sum on the 60th day following your Separation from Service. For 2030 and future years, CIC Cash Severance will be calculated using (i) a reference base salary equal to the sum of (x) your annual base salary in effect for such year and (y) the reference base salary minus your annual base salary, if any, in effect for such year, in each case as established by the Board or Committee, and (ii) the target annual bonus amount established by the Board or Committee for such year.

(ii)    Pro‑Rata Target Bonus. If you are eligible to receive a bonus in the year of your Separation from Service date, you will receive an additional cash severance payment, less applicable deductions and withholdings, equal to the amount of your target annual bonus for the calendar year in which your employment is terminated, prorated based upon the number of days you provided services during the year in which your employment termination occurred, and if such termination occurs after the end of the applicable bonus year but before the bonus payment date, you will receive your full target bonus for the applicable year (the “Bonus Severance”). The Bonus Severance will be paid in one lump sum on the 60th day following your Separation from Service.

(iii)    COBRA Severance. If you timely elect continued coverage under COBRA, the Company will continue to pay the cost of your health care coverage in effect at the time of your employment termination for a maximum of eighteen (18) months (the “CIC COBRA Severance”). The Company’s obligation to pay the CIC COBRA Severance on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing CIC COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other employment or (y) the last day of the eighteenth calendar month following your Separation from Service date.

(iv)    Accelerated Vesting. The Company shall immediately vest one hundred percent (100%) of any then unvested equity awards (including, without limitation, any outstanding unvested options, restricted stock or RSUs) subject to time-based vesting outstanding as of the date of your Separation from Service. Any options shall remain exercisable following the termination of employment for the period prescribed in the respective option agreements. Vesting of any performance‑based awards (“Performance Awards”) shall be treated as set forth in the award agreement governing the applicable Performance Award. In the event that your termination occurs prior to the consummation of the Change of Control, the vesting acceleration set forth in this section shall be contingent upon the consummation of the Change of Control transaction. If, in connection with a Change of Control, unvested options, RSUs or other equity held by you will be terminated as a result of the successor entity electing not to assume or continue such equity interests, then one hundred percent (100%) of the unvested options, RSUs or other equity interests will become vested immediately prior to the consummation of the Change of Control transaction.

(b)    Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason Not in Connection with a Change of Control. If, at any other time other than during the Change of Control Period, the Company terminates your employment without Cause or you resign for Good Reason, provided such termination or resignation constitutes a Separation from Service, then subject to your compliance with the terms of this Agreement, the Company will provide you with the following severance benefits (the “Non‑CIC Severance Benefits”):

(i)    Cash Severance. You will receive cash severance in an amount equal to: (1) eighteen (18) months of your reference base salary of $545,000 per year; and (2) one times (1.0x) your target annual bonus of $272,500 (the “Cash Severance”). The Cash Severance will be paid in one lump sum on the 60th day following your Separation from Service. For 2030 and future years, Cash Severance will be calculated using (i) a reference base salary equal to the sum of (x) your annual base salary in effect for such year and (y) the reference base salary minus your annual base salary, if any, in effect for such year, in each case as established by the Board or Committee, and (ii) the target annual bonus amount established by the Board or Committee for such year.

(ii)    COBRA Severance. If you timely elect continued coverage under COBRA, the Company will continue to pay the cost of your health care coverage in effect at the time of your employment termination for a maximum of eighteen (18) months (the “COBRA Severance”). The Company’s obligation to pay the COBRA Severance on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other employment or (y) the last day of the third calendar month following your Separation from Service date.

(iii)    Accelerated Vesting. Each of your: (i) equity awards (including, without limitation, any outstanding options, restricted stock or RSUs) that is subject to time‑based vesting that is outstanding as of the date of your Separation from Service shall accelerate and become vested and, if applicable, exercisable as to the number of shares subject to such equity award that would have vested if you had completed an additional twelve (12) months employment following the date on which your Separation from Service occurred; and (ii) Performance Awards that is outstanding as of the date of your Separation from Service shall accelerate and become vested and, if applicable, exercisable as to the number of shares subject to such equity award that would have vested if you had completed an additional 12 months employment following the date on which your Separation from Service occurred, on a pro‑rated basis and based on the actual level of achievement of the applicable equity award as of the date on which your Separation from Service occurred. Subject to your compliance with the requirements of this Section 9, including but not limited to your execution and non‑revocation of the Release (as defined in Exhibit C) within the time period set forth in Section 9(f)(iii), the foregoing accelerated vesting will be effective as of your Separation from Service.

(c)    Voluntary Resignation; Termination for Cause. If, at any time, your employment with the Company terminates: (i) voluntarily by you other than for Good Reason or due to disability; or (ii) for Cause by the Company; then you shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing benefits plans and practices or pursuant to other written agreements with the Company.

(d)    Conditions for Receipt of Severance. Your receipt of the benefits under Sections 9(a) and (b) is conditioned upon: (i) you continuing to comply with your obligations under your Employee Confidential Information and Inventions Assignment Agreement; and (ii) you delivering to the Company an effective, general release of claims in favor of the Company that is substantially in the form of Exhibit C within the applicable time period set forth in Section 9(f)(iii).

(e)    Exclusive Remedy. In the event of a termination of your employment, the provisions of this Section 9 are intended to be and are exclusive and in lieu of any other rights or remedies to which you or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement or any other agreement with the Company. You shall not be entitled to any benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 9.

(f)    Section 409A.

(i)    Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” within the meaning of Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of your separation from service (as such term is defined in Section 409A), then, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code, the cash severance benefits payable to you under this Agreement, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to you on or within the six (6) month period following your separation from service shall accrue during such six (6) month period and shall become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your separation from service. All subsequent payments, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if your death follows your separation from service but prior to the six (6) month anniversary of your date of separation from service, then any payments delayed in accordance with this Section shall be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit.

(ii)    It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. The Company and you agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to you.

(iii)    Notwithstanding any other provisions of this Agreement, your receipt of severance payments and benefits under this Agreement is conditioned upon you signing and causing to become irrevocable the Release within sixty (60) days following your termination of employment (the “Release Period”). No severance will be paid or provided unless the Release becomes effective during the Release Period. In the event your separation from service occurs on or after November 1 of any year, any severance will be paid in arrears on the first payroll date to occur during the following calendar year, or such later time as required by Section 409A.

10.     Golden Parachute Excise Tax Best Results. In the event that the severance and other benefits provided for in this agreement or otherwise payable to you: (a) constitute “parachute payments” within the meaning of Code Section 280G and (b) would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits shall be either:

(a)    Delivered in full, or

(b)    Delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by you, on an after‑tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless both the Company and you otherwise agree in writing, any determination required under this Section 10 will be made in writing by an accounting firm or other tax expert selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Both the Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10. Any reduction in payments and/or benefits required by this Section 10 shall occur in the following order: (1) reduction of cash payments; and (2) reduction of other benefits paid to you. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for your equity awards.

11. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)    Cause. “Cause” shall mean: (i) commission of a felony or any crime involving moral turpitude by you; (ii) your participation in any fraud or act of dishonesty against the Company; (iii) your persistent neglect of your job duties; (iv) your material breach of any written agreement entered into between you and the Company (including but not limited to your Employee Confidential Information and Inventions Assignment Agreement); (v) misconduct or other violation of Company policy that causes material harm to the Company; (vi) breach by you of any fiduciary duty owed to the Company; or (vii) conduct by you which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve; provided that, in the case of sections (iii), (iv) and (vii) in this paragraph, such conduct remains uncured after 30 days’ written notice from the Company (which the Company only must provide if it deems such conduct curable).

(b)    Change of Control. “Change of Control” shall mean the occurrence of any of the following, in one or a series of related transactions:

(i)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d‑3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)    Any action or event occurring within a two‑year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors”

shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii)    The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv)    The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.

(c)    Good Reason. “Good Reason” shall mean one or more of the following events occurring without your written consent: (i) a material reduction of your primary job duties or level of responsibility (collectively, “Duties”) relative to your Duties that were in effect immediately prior to such reduction; provided, however, that for purposes of this clause, a material reduction in your Duties will not be deemed to occur if: (A) the Company is acquired and made a division or business unit of a larger entity, and following the consummation of the Change of Control, you retain substantially similar Duties for such division or business unit of the acquiring corporation, but not for the entire acquiring corporation; (B) solely because of a change in title; or (C) solely because of a change in your position in the Board or your removal from the Board; (ii) a ten percent (10%) reduction in then‑current annual base salary (other than an across‑the‑board salary reduction for all similarly situated executives); (iii) the relocation of your principal place of employment to a place that increases your one‑way commute by more than fifty (50) miles as compared to your then current principal place of employment immediately prior to such relocation; or (iv) the Company’s material breach of this letter. With respect to each of subsection (i), (ii), (iii) and (iv) above, you must provide notice to the Company of the condition giving rise to “Good Reason” within thirty (30) days of the initial existence of such condition, and the Company will have thirty (30) days following such notice to remedy such condition. You must resign your employment no later than fifteen (15) days following expiration of the Company’s thirty (30) day cure period or written receipt from the Company of its intent not to cure.

12.     Miscellaneous. This letter, together with its exhibits, constitutes the complete and exclusive statement of your agreement with the Company regarding the terms of your employment with Fastly. It supersedes in its entirety the Prior Offer Letter and any other agreements or promises made to you by any party, whether oral or written. The terms of this offer letter agreement cannot be amended or modified (except with respect to those changes expressly reserved to the Company’s discretion in this letter), without a written modification signed by you and a duly authorized officer of the Company. The terms of this offer letter agreement are governed by the laws of the State of California without regard to conflicts of law principles. With respect to the enforcement of this offer letter agreement, no waiver of any right hereunder shall be effective unless it is in writing. For purposes of construction of this offer letter agreement, any ambiguity shall not be construed against either party as the drafter. This offer letter agreement may be executed in more than one counterpart, and signatures transmitted via facsimile or PDF shall be deemed equivalent to originals. The Company will reimburse you for reasonable legal fees and expenses incurred in connection with the negotiation and preparation of this letter, in an amount not to exceed $20,000.

Please sign and date this letter and the enclosed exhibits and return them to us by the close of business on November 3, 2026 if you wish to accept continued employment under the terms described above.

Sincerely,

Fastly, Inc.

/s/ Kip Compton
Kip Compton
Chief Executive Officer

Exhibit A – Signed Employee Confidential Information and Inventions Assignment Agreement
Exhibit B – Signed Arbitration Agreement
Exhibit C – Form of Release (2026)

Understood and Accepted:	Date:
/s/ Artur Bergman	11/3/2026

Exhibit A
FASTLY, INC
Employee Confidential Information and Inventions Assignment Agreement

Exhibit B
FASTLY, INC.
Arbitration Agreement

Exhibit C
Release Agreement
Artur Bergman (“Executive”) provides this Release of claims (the “Release”) in favor of Fastly, Inc. (the “Company”) effective upon the eighth day after Executive’s signature hereto (the “Release Effective Date”), provided Executive has not revoked it in accordance with Section 1(d) below. Executive understands and agrees that Executive will not sign this Release before the termination date of Executive’s employment with the Company (the “Separation Date”).
1.    EXECUTIVE GENERAL RELEASE. Executive agrees not to sue, or otherwise file any claim against, the Company or any of its directors, officers, employees, investors, or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Release.
(a)    General Release. On behalf of Executive and Executive’s executors, administrators, heirs and assigns, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company and its affiliates, and each of their owners, directors, officers, managers, employees, agents and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”) that Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof arising under or in connection with Executive’s employment or termination of employment with the Company including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s recruitment, hire, remuneration or separation from employment by the Releasees, including without limitation: Claims for violation of any federal, state or local laws governing employment including, but not limited to the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq., the Equal Pay Act, 29 U.S.C. § 206(d), the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the False Claims Act , 31 U.S.C. § 3729 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002, the California Business & Professions Code, including Section 17200 et seq., the California Government Code, including the Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq., the Moore-Brown-Roberti Family Rights Act of 1991, Cal. Gov’t Code §§12945.2, 19702.3, and the California False Claims Act, Cal. Gov’t Code § 12650 et seq., the California Labor

Code, including the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5, the California WARN Act, Cal. Lab. Code § 1400 et seq., and the California Wage Orders, all as amended; Claims based on contract, including for breach of contract and breach of the implied covenant of good faith and fair dealing; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
(b)    Excluded Claims. Notwithstanding the generality of the foregoing, Executive does not release claims to enforce the severance obligations or other amounts payable under Executive’s offer letter agreement with the Company, claims for indemnification under any agreement between Executive and the Company or any applicable provisions of the Company’s bylaws or D&O policy, or any claims that cannot be released as a matter of law including, without limitation, claims (i) for workers compensation and unemployment benefits; (ii) for vested benefits under any ERISA-retirement plan; (iii) undisputed claims for earned wages; and (iv) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or similar state agency, claims of discrimination, harassment, interference with leave rights, and retaliation; provided, however, that Executive does release Executive’s right to secure damages for any such alleged treatment.
(c)    Waiver of Unknown Claims. Because the release provisions of this Release specifically cover known and unknown claims, Executive expressly waives Executive’s rights under Section 1542 of the California Civil Code, and any similar laws of other states, which provides: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
(d)    Older Workers Benefit Protection Act. In accordance with the Older Worker Benefit Protection Act (“OWBPA”), Executive acknowledges the following:
(i)    The waiver and release of claims under the ADEA contained in this Release does not cover rights or claims that may arise after the date on which Executive signs this Release.
(ii)    Executive’s offer letter with the Company provides for consideration in addition to anything of value to which Executive is already entitled.

(iii)    Executive is hereby advised to consult an attorney before signing this Release.
(iv)    Executive was granted at least twenty-one (21) days after being presented with this Release to decide whether to sign it. If Executive executes this Release prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period. The Parties agree that changes to this Release, whether material or immaterial, will not extend or restart this consideration period.
(v)    Executive has the right to revoke this Release within seven (7) days of signing it. In the event this Release is revoked, it will be null and void in its entirety, and Executive will not receive the severance benefits under Executive’s offer letter with the Company. To revoke this Release, Executive must deliver written notice stating that intent to revoke to [●] at [●], received on or before the seventh (7th) day after the date on which Executive signs this Release.
2.    No Pending Claims. Executive warrants and represents that Executive has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any of its affiliates with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on Executive’s behalf, Executive will, upon notice of such filing, promptly cause it to be withdrawn and dismissed.
3.    No Assignment of Executive’s Claims. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm, or corporation not a party hereto, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand, or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation, or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit, or demand, including necessary expenses of investigation, attorneys’ fees, and costs. In the event of Executive’s death, this Release shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. Executive may not assign or transfer any of Executive’s rights or obligations under this Release, except that Executive may assign or transfer Executive’s rights to severance payments under Executive’s offer letter with the Company upon Executive’s death by will or operation of law.
4.    Executive Representations. Executive warrants and represents that: (a) except for the severance benefits provided for in Executive’s offer letter with the Company, the Company has paid Executive all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive and (b) Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law.
5.    Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.
6.    DISPUTE RESOLUTION. THE PARTIES AGREE THAT ALL DISPUTES ARISING FROM OR RELATING TO THIS RELEASE, SHALL BE RESOLVED IN ACCORDANCE WITH AND SUBJECT TO THE ARBITRATION AGREEMENT.
7.    Choice of Law. Subject to the Arbitration Agreement, this Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity, and performance, without regard to conflicts of law principles.
8.    Intent to be Bound. Executive acknowledges and agrees that: (a) Executive has consulted with or has had the opportunity to consult with independent counsel of Executive’s own choice concerning this Release and has been advised to do so by the Company, and (b) Executive has read and understands this Release, is fully aware of its legal effect, and has entered into it freely based on the Executive’s own judgment.

Artur Bergman
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